EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-125099 and Form S-8 No. 333-201791 of the Patriot Transportation Holding, Inc. Profit Sharing and Deferred Earnings Plan of our report dated June 22, 2017, relating to the financial statements and supplemental schedule of the Patriot Transportation Holding, Inc. Profit Sharing and Deferred Earnings Plan which appear in this Annual Report (Form 11-K) for the year ended December 31, 2016.

/s/ Hancock Askew & Co., LLP

Norcross, Georgia

June 22, 2017